6


     THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.


              SECURED SUBORDINATED PROMISSORY NOTE


February 4, 1999           $6,000,000              Mountain View,
                                                       California

          FOR VALUE RECEIVED, The viaLink Company, an Oklahoma corporation (the "Company"), promises to pay to Hewlett-Packard Company, a Delaware corporation (the "Holder"), or its assign, the principal sum of Six Million United States Dollars (U.S.$6,000,000), or a lesser amount equal to the outstanding principal amount, together with interest from the date of this Note on the unpaid principal balance at a rate per annum equal to eleven and one half percent (11.5%) computed on the basis of the actual number of days elapsed and a year of 365 days. Subject to the provisions of Section 3 below, all outstanding principal and interest shall be due and payable on the Maturity Date (as defined below). THIS NOTE IS SECURED AND IS ENTITLED TO THE BENEFIT OF THE SECURITY AGREEMENT (AS DEFINED BELOW). The Note has been issued pursuant to the terms of a Note Purchase Agreement (as defined below).

          The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder agrees:


     1.   Definitions

          .   As  used  in  this Note, the following  capitalized
terms have the following meanings:

          "Effective Date" shall mean February 5, 1999.

          "Holder"  shall  mean  the  person  specified  in   the
introductory paragraph together with its permitted successors and assignees.

          "Maturity Date" shall mean February 28, 2004.

          "Note"  shall  mean  this  Secured  Subordinated   U.S.
$6,000,000 Promissory Note.

          "Note Purchase Agreement" shall mean that Note Purchase
Agreement, dated as of this date, between the Company and the Holder.

          "Other  Transaction  Documents"  shall  mean  the  Note
Purchase  Agreement, the Registration Rights Agreement,  and  the
Security Agreement.

          "Registration   Rights  Agreement"   shall   mean   the
Registration Agreement, dated as of this date, by the Company and the Holder.

          "Security Agreement" shall mean the Security Agreement, dated as of this date by the Company and the Holder.

          "Transaction  Documents" shall mean the  Note  Purchase
Agreement,   this   Note,  the  Security  Agreement,   and    the
Registration rights Agreement.


     2.   Payments:  Prepayment; and Status of Obligations.

          (a) Principal and Interest Payments. All principal, interest and other amounts due shall be payable on the Maturity Date.

          (b) Payments. The Company will make all cash payments due under this Note in immediately available funds by 11:00 a.m. Palo Alto, California time on the date such payment is due in a manner that the Holder or other registered holder of this Note may from time to time direct.

(c) Prepayment. Beginning on September 1, 2000, the Company may prepay this Note, in whole or in part in increments of at least
$500,000 upon sixty (60) days prior written notice to the Holder.
Prepayments in part shall be applied first to outstanding interest and second to principal.
(d)  [Intentionally omitted.]
(e)  Prepayment at the Option of the Holder.  In the event that:
               (i) The Company (A) sells all or substantially all of its assets or intellectual property; or (B) is acquired by another entity or entities in which fifty (50%) or more of the Company's voting shares are no longer controlled after such acquisition by the shareholders of record entitled to vote.

(ii) Lewis B. Kilbourne ceases for any reason to be either (i) a regular, full-time employee of the Company, or (ii) a voting member of the Board of Directors of the Company.
then the Company shall give the Holder written notice of such event within two (2) business days and all amounts due and owing under this Note shall become immediately due and payable upon written notice of demand for prepayment given by the Holder to the Company within ninety (90) days after the date of notice.


     3.   Events of Default

          .   The  occurrence  of  any  of  the  following  shall
constitute an "Event of Default" under this Note as well as under the Security Agreement:

          (a) Failure to Pay. The Company fails to pay any principal, interest or any fees when due under this Note or the Other Transaction Documents, and such failure shall continue for a period of five (5) business days after written notice to the Company by the Holder; or

          (b) Covenant Default. The Company shall default in the performance of any of its material obligations hereunder or under any of the Other Transactions Documents and such default shall continue unremedied for a period of fifteen (15) business days after written notice to the Company by the Holder; or

(c) Representations and Warranties. Any representation, warranty or certification made herein or in the Other Transaction Documents shall prove to have been false or misleading in any material respect; or
(d) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part,
(v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or
(e) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or
(f) Cross-Default. The Company shall default under any other material agreement, note, indenture, instrument or other contract pursuant to which the Company has borrowed money and such default shall result in the holder having accelerated the maturity of the outstanding indebtedness under such other agreements, or the Company shall default under any material equipment lease agreement, which shall result in the lessor having terminated the lease arrangement.

     4.   Notice to Holder;  Rights of Holder upon Default.

          (a) The Company shall notify the Holder within one (1) business day of the occurrence of any Event of Default.

          (b) Upon the occurrence and during the continuance of any Event of Default under Sections 3(a), (b), (c) or (f) above, the
Holder, by written notice to the Company, may declare all principal and accrued and unpaid interest outstanding to be immediately due and payable without presentment, demand, protest or any other of any kind, all of which are waived by Company.
Upon the occurrence and during the continuance of any Event of Default described in Sections 3(d) or (e), immediately and without notice, all outstanding amounts payable by the Company shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are waived by Company.


     5.   [This Section Intentionally Deleted.]

6.   [This Section Intentionally Deleted.]
7.   Subordination.
          (a) The liens and security interest in the Company's assets that secure payment and performance of the Company's obligations to
the   Holder  as  of  the  Effective  Date  will  be  junior  and subordinate  to the liens and security interests  of  all  Senior
Creditors  (as  defined  below) which are  perfected  as  of  the
Effective   Date   or   hereafter  in   the   Company's   assets,
notwithstanding any other priority under applicable law.

(b) As used herein, "Senior Creditors" shall mean all banks, commercial finance lenders, insurance companies and other financial institutions regularly engaged in the business of lending money; any equipment lessors or financiers; and the successors and assigns of the foregoing, including without limitation.

     8.   Negative Covenants

          .   For  so  long as any amounts are outstanding  under
this Note the Company shall not:

               (i) Create or incur any debt in excess of (i) 80% of the Company's then outstanding accounts receivable plus (ii) amounts used by the Company to finance the purchase of any equipment acquired by the Company (including without limitation through capitalized leases); and shall not create or incur any security interest or lien on any asset now owned or acquired except Permitted Liens (as defined in the Security Agreement);

               (ii) Without prior notice to Holder, consolidate or merge with any other entity or person, provided that such consolidation or merger could not reasonably be expected to have a material adverse effect upon Holder's rights under this Note;

(iii) Without the prior consent of Holder, acquire all or substantially all of the capital stock or assets of, or make any investment in or loan to, any other entity or person for an aggregate amount in excess of 15% of the Company's assets at the end of the quarter immediately prior to such consolidation, merger, acquisition, investment or loan (excluding from such calculation expense advances to employees in the ordinary course of business); or
(iv) Declare or pay any dividends on any class or classes of stock (other than stock dividends to effectuate a "stock split").

     9.   Successors and Assigns

          . The rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. Neither the Company nor the Holder shall be entitled to assign, transfer or delegate any of its rights, obligations or liabilities hereunder without the prior written consent of the other party.


     10.  Notices

          . Any notice, request, or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of delivery if personally delivered, on the date of being faxed if sent by confirmed fax, on the first business day after being sent if sent by recognized overnight courier, and on the third business day after being mailed if sent by registered or certified mail, postage prepaid, addressed (i) if to the Holder to: Hewlett-Packard Company, 333 Logue Avenue, MS32, Mountain View, CA 94043, Attention: General Manager, fax number, (650)919-8013; with a copy to Hewlett-Packard Company, 3000 Hanover Street, MS20BQ, Palo Alto, CA
94304,  Attention  General Counsel, fax number (650)857-4392;  or
(ii) if to the Company to: The viaLink Company, 13800 Benson Road, Suite 100, Edmond, OK 73013-6417, Fax (405)236-2599; with a copy to Brobeck, Phleger & Harrison LLP, 301 Congress Avenue, Suite 1200, Austin, TX 78701, Attention: Matthew Lyons, Fax:
(512) 477-5813.


     11.  Wire Transfers

          .   Payments made under this Note shall be made by wire
transfer to Holder to an account specified by Holder in advance.


     12.  Usury

          . In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.


     13.  Governing Law

          . This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, with regard to the conflicts of law provisions of the State of California or of any other state.


     14.  Waivers

          . The Company hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, release of any or all of any security given from time to time for this Note, or other cause of release or discharge other than actual payment in full hereof.


     15.  Waivers and Amendments

          . No provision of this Note may be amended or modified without the written consent of the Company and the Holder. The Holder shall not be deemed, by any act or omission, to have waived any of its rights or remedies unless it is in writing and signed by the Holder and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of the Holder to exercise any right, whether before or after a default, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance at any time by Holder of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment of any other amounts due and payable.


     16.  Remedies Cumulative

          . The remedies of the Holder as provided herein, or any one or more of the, or in law or equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together in the Holder's sole discretion, and may be exercised as often as occasion therefor shall occur.


     17.  Attorney's Fees

          . It is expressly agreed that, if this Note is referred to an attorney or if suit is brought to collect this Note or any part hereof or to enforce or protect any rights conferred upon the Holder by this Note or any other document evidencing or securing this Note (including without limitation the Security Agreement), then the Company promises and agrees to pay all costs, including without limitation reasonable attorney's fees, incurred by the Holder.


                    [Signature page follows]
ACCEPTED AND AGREED as of February 4, 1999:

                           THE VIALINK COMPANY



                           By:    /s/  Lewis B. Kilbourne
                           Name:  Lewis B. Kilbourne
                           Title:  C.E.O.


                           HEWLETT-PACKARD COMPANY


                           By:    /s/  Craig A. White
                           Name:  Craig A. White
                           Title:  VP & General Manager